Exhibit 99.1

Hennessy Advisors, Inc. Completes the Acquisition of the Rainier U.S. Equity Funds, Bringing Assets Under Management to $7.3 Billion

NOVATO, Calif., Jan. 12, 2018 /PRNewswire/ -- Hennessy Advisors, Inc. (NASDAQ: HNNA) today announced that it has completed the acquisition of assets related to the management of the Rainier Small/Mid Cap Equity Fund, the third and final of the Rainier U.S. Equity Funds. As a result, the Rainier Small/Mid Cap Equity Fund will be reorganized into the Hennessy Cornerstone Mid Cap 30 Fund. The acquisition of this fund represents approximately $253 million in assets, bringing total assets managed by Hennessy Advisors, Inc. to $7.3 billion.

Hennessy Advisors, Inc. previously completed the acquisition of assets related to the management of the Rainier Large Cap Equity Fund and the Rainier Mid Cap Equity Fund, which were reorganized into the Hennessy Cornerstone Large Growth Fund and the Hennessy Cornerstone Mid Cap 30 Fund, respectively, on December 1, 2017. In total, the acquisition of the three Rainier U.S. Equity Funds represents approximately $375 million in assets.

"I want to thank the Rainier shareholders for placing their confidence in us, and we are honored to have the opportunity to serve them," said Neil Hennessy, Chairman, CEO and President of Hennessy Advisors, Inc. "We are very pleased to complete our ninth successful acquisition, which we believe demonstrates our commitment to continue pursuing growth opportunities for the benefit of Hennessy Advisors' shareholders," he added.

About Hennessy Advisors, Inc.
Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, multi-asset, sector and specialty mutual funds. Hennessy Advisors, Inc. is committed to its consistent and repeatable investment process, combining time-tested stock selection strategies with a highly disciplined, team-managed approach, and to superior service to shareholders.

Additional Information
Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase or sale would be unlawful under the securities laws of such jurisdiction.

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Neil J. Hennessy
http://www.profnetconnect.com/neil_hennessy

CONTACT: Tania Kelley, Hennessy Advisors, Inc., tania@hennessyadvisors.com, Phone: 800-966-4354